EXHIBIT 99.1

NEWS RELEASE

One Tellabs Center	FOR IMMEDIATE RELEASE
1415 West Diehl Road	December 30, 2004
Naperville, Illinois 60563 U.S.A.
Tel: +1.630.798.8800
Fax: +1.630.798.2000	MEDIA CONTACT:
www.tellabs.com	Ariana Nikitas
+1.630.798.2532
ariana.nikitas@tellabs.com

INVESTOR CONTACT:
Tom Scottino
+1.630.798.3602
tom.scottino@tellabs.com

Tellabs acquires Vinci Systems

Naperville, Ill. — Tellabs today acquired Vinci Systems, a privately held developer of optical networking terminals (ONTs) for Fiber-to-the-Home (FTTH) access systems. Under the terms of the agreement, Tellabs will pay up to $52.5 million in cash and restricted Tellabs stock.

The move brings Tellabs a family of third-generation ONTs that complements the Tellabs FiberDirectSM solution. Vinci Systems, a start-up based in Vienna, Va., was founded in 2002 and has demonstrated interoperability of its ONT products with the industry’s leading Optical Line Terminal (OLT) vendors.

“This acquisition further illustrates our commitment to expanding into the growing FTTx market,” said Carl DeWilde, executive vice president of access products at Tellabs. “Vinci’s ONT technology enables us to deliver a more cost-effective fiber access solution.”

About Tellabs
Tellabs delivers technology that transforms the way the world communicates™. Tellabs experts design, develop, deploy and support wireless and wired network solutions. The company’s comprehensive broadband portfolio enables carriers in more than 100 countries to succeed in the new competitive environment. Tellabs is part of the NASDAQ-100 Index. www.tellabs.com.

Tellabs® and ®and Technology that Transforms the Way the World Communicates™ are trademarks or registered trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.